EXHIBIT 99


FOR IMMEDIATE RELEASE:
FOR MORE INFORMATION CONTACT:             STEVEN DELMAR, CHIEF FINANCIAL OFFICER
                                          DAVID BURD, PUBLIC RELATIONS
                                          (301) 428-9100



               MICROLOG CORPORATION FINALIZES INVESTMENT AGREEMENT
                                WITH TFX EQUITIES


GERMANTOWN, MD, July 2, 1999 - MICROLOG CORPORATION (NASDAQ:MLOG) announced today that it has finalized the Investment Agreement with TFX Equities, Inc. ("TFX") to invest $4 million in Microlog's Common Stock.

The investment will be consummated in two transactions. In the first transaction, completed with the signing of the agreement, TFX purchased 855,000 shares of Microlog Common Stock for $1.3 million. The second transaction, the sale of the remaining stock, would occur when shareholder approval is obtained, expected within 90 days. In addition, as part of the agreement, two nominees of TFX will be appointed to the Microlog Board of Directors.

"We are pleased to have finalized the agreement with TFX so quickly. This investment represents the first step in fulfilling Microlog's strategic vision for the future," stated Steve Smith, Microlog's newly appointed President & Chief Executive Officer.

TFX is a wholly owned subsidiary of Teleflex Incorporated (NYSE: TFX). Teleflex Incorporated is a diversified industrial company with annual sales of more than $1.4 billion. The Company designs, manufactures and sells quality engineered products and services for the automotive, marine, industrial, medical and aerospace markets worldwide. Teleflex has produced 24 consecutive years of increased revenues and earnings based on its diversified portfolio of businesses

Headquartered in Germantown, Maryland, Microlog Corporation designs and supports a complete family of contact center solutions including interactive communications systems and software applications that improve customer service and increase productivity, while reducing costs. The Company's products find wide application in government, retail, collections, and health care as well as many other markets throughout the world. Microlog's products are sold through its direct sales force as well as through distributors and value-added resellers. Microlog received ISO 9001 certification in 1994, meeting the highest international standard for quality assurance. For more information, please visit the Microlog home page at www.mlog.com.

Statements  in this news release  concerning  future  results,  performance,  or expectations are forward-looking statements. Actual results, performance, or developments could differ materially from those expressed or implied by such forward-looking statements as a result of known and unknown risks, uncertainties, the Company's ability to introduce new call center products in a timely manner, the demand for such products, technological innovation and competition, and other factors including those described from time to time in press releases, the Company's filings with the Securities and Exchange Commission, and other communications.





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